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                      USDATA CORPORATION AND SUBSIDIARIES

EXHIBIT 11.1 - COMPUTATION OF PER SHARE EARNINGS

                                                                 THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                    SEPTEMBER 30,            SEPTEMBER 30,
                                                               ---------------------  -----------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                            1999        1998         1999        1998
------------------------------------------------------------------------------------  -----------------------
Net income (loss):
   Continuing operations                                       $     74     $ (1,844) $    948     $   (2,643)
   Discontinued operations                                           --           --        --         (1,719)
                                                               --------     --------  --------     ----------
      Net income (loss)                                        $     74     $ (1,844) $    948     $   (4,362)
                                                               ========     ========  ========     ==========

Weighted average common shares outstanding                       12,386       11,233    11,687         11,182

Effect of dilutive securities:
   Common stock options                                             121                     51
   Convertible Series A preferred stock                           1,075                  1,075
   Warrants                                                         198                    125
                                                               --------     --------  --------     ----------
Common share equivalents                                          1,394           --     1,251             --
                                                               --------     --------  --------     ----------

Weighted average common shares and common share equivalents
(if dilutive) outstanding                                        13,780       11,233    12,938         11,182
                                                               ========     ========  ========     ==========

Earnings per share:
  Basic
      Income (loss) from continuing operations                 $   0.01     $  (0.16) $   0.08     $    (0.24)
      Loss from discontinued operations                              --           --        --          (0.15)
                                                               --------     --------  --------     ----------
         Net income (loss)                                     $   0.01     $  (0.16) $   0.08     $    (0.39)
                                                               ========     ========  ========     ==========
  Diluted
      Income (loss) from continuing operations                 $   0.01     $  (0.16) $   0.07     $    (0.24)
      Loss from discontinued operations                              --           --        --          (0.15)
                                                               --------     --------  --------     ----------
         Net income (loss)                                     $   0.01     $  (0.16) $   0.07     $    (0.39)
                                                               ========     ========  ========     ==========
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